UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 19, 2007

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

401 City Avenue, Suite 809
Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2007, Entercom Communications Corp. (the “Company”) entered into an Employment Agreement with Stephen F. Fisher (the “Agreement”).  Pursuant to the Agreement, Mr. Fisher will continue to serve as the Company’s Chief Financial Officer and will now serve as the Company’s Executive Vice President - Operations, which will expand the operational scope of Mr. Fisher’s duties.

The following is a summary description of the material terms of the Agreement and by its nature is incomplete.  For further information regarding the terms and conditions of the Agreement, reference is made to the complete text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2007.

The Agreement has an initial term of approximately three years (through February 28, 2011) with automatic one year extensions following the initial term unless either party provides at least 120 days prior notice of non-renewal.  Mr. Fisher’s present base salary is $500,000.  Effective March 1, 2008, the Agreement provides for an annual base salary of $540,000, subject to annual increases based upon Consumer Price Index for all Urban Consumers.  The Agreement provides for an annual cash bonus of up to $375,000 with respect to the 2007 and $400,000 with respect to the 2008, with a CPI-U adjustment for subsequent years during the term.

The Agreement also provides for a grant of options to purchase 150,000 shares of the Company’s common stock pursuant to the Entercom Equity Compensation Plan which will vest 25% per year at the end of each of the first four years of full time employment following February 29, 2008.  The exercise price of these options, is the NYSE closing price of the Company’s common stock on December 20, 2007).  In addition, the Agreement provides for a grant of 130,000 shares of restricted stock pursuant to the Entercom Equity Compensation Plan.  One-third (1/3rd) of these shares of restricted stock will vest on each of the following dates: February 28, 2009, February 28, 2010, and February 28, 2011.

On the effective date of the Agreement, Mr. Fisher held 35,000 shares of restricted stock subject to vesting on the achievement of specified stock market prices for the Company’s Class A common stock.  Effective as of December 19, 2007, these shares were modified to provide for vesting on December 19, 2008.  Similarly, on the effective date, Mr. Fisher held 80,000 shares of restricted stock that were subject to vesting on varying dates.  Effective as of December 19, 2007, these shares were modified to provide for vesting on February 22, 2008.

Mr. Fisher may terminate the Agreement for any reason effective on or after August 31, 2009 upon 120 days prior written notice.  The Company may terminate Mr. Fisher’s employment for cause or at its convenience.  In the event of termination by the Company for cause, the Company’s obligations under the Agreement cease.  In the event of a termination by the Company without cause, the Company must pay Mr. Fisher a one-time bonus of $400,000, plus an amount equal to the annual bonus paid in the immediately preceding year prorated from January 1 through the termination date.  In addition, the Company must continue to pay the salary and auto allowance for a specified period.  Further, all grants of options and restricted stock made through the effective date of termination continue to vest through February 28, 2011 and may be exercised for a specified period.

ITEM 5.03.            Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 19, 2007, the Board of Directors (the “Board”) of Entercom Communications Corp. (the “Company”) approved and adopted an Amendment to the Company’s Articles of

Incorporation (the “Articles”).  The Articles now include a provision specifically authorizing the Company to issue uncertificated shares of capital stock.  Such change was adopted to comply with the rules of the New York Stock Exchange which require that the Company’s securities be eligible for participation in the Direct Registration System (“DRS”), by January 1, 2008.  DRS allows shareholders to have shares of the Company’s securities registered in their names without the issuance of physical stock certificates and allows them to electronically transfer shares of the Company’s securities to broker-dealers in order to effect transactions without the need to transfer physical stock certificates.  The amendment to the Articles was effective upon filing with the Commonwealth of Pennsylvania on December 19, 2007.

The Amendment to the Articles is filed as Exhibit 3.1 to this Current Report.

Item 9.01.                  Exhibits

(c)           Exhibits

Exhibit No.	Title

3.1	Entercom Communications Corp. Amendment to Articles of Incorporation dated December 19, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

By:	/s/ Stephen F. Fisher
Stephen F. Fisher
Executive Vice President - Operations and
Chief Financial Officer

Dated: December 21, 2007

EXHIBIT INDEX

Exhibit No.	Title

3.1	Entercom Communications Corp. Amendment to Articles of Incorporation dated December 19, 2007.